Exhibit 23.1

KPMG LLP	Telephone (514) 840-2100
600 de Maisonneuve Blvd. West	Fax (514) 840-2187
Suite 1500, Tour KPMG	Internet www.kpmg.ca
Montréal (Québec) H3A 0A3
Canada

consent of independent registered public
accounting firm

To the Board of Directors of Clementia Pharmaceuticals Inc.

We consent to the use of our report dated February 27, 2018, with respect to the consolidated statements of financial position of Clementia Pharmaceuticals Inc. as at December 31, 2017 and December 31, 2016, and the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively, the "financial statements"), incorporated herein by reference, which report appears in the annual report on Form 20-F for the year ended December 31, 2017 of Clementia Pharmaceuticals Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP*

October 5, 2018

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A125211

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.